Exhibit 99.1

Equitrans Midstream Corporation Appoints New Director

CANONSBURG, PA (April 1, 2020) -- Equitrans Midstream Corporation (NYSE: ETRN) (Company) announced today that its Board of Directors has appointed Patricia K. Collawn, chairman, president, and chief executive officer of PNM Resources, Inc. (PNM Resources), a publicly traded energy holding company that provides electricity to homes and businesses in New Mexico and Texas, to the Company's Board of Directors, effective April 1, 2020. With this appointment, ETRN has expanded its Board size to nine directors, eight of whom are independent and four of whom are female.

"I am pleased to welcome Patricia as the newest member of our Board of Directors," said Thomas F. Karam, chairman and chief executive officer of ETRN. "Along with tremendous executive leadership experience and a passionate focus on corporate governance, cybersecurity, and environmental and sustainability matters, Patricia brings both commercial and operations expertise through her work in the public utility sector. She has considerable directorship experience with both private and public companies and I look forward to further enhancing the strong leadership of our Board with Patricia's knowledge, insight, and perspective."

About Patricia K. Collawn

As a senior executive in the power utilities sector for more than 20 years, Ms. Collawn has an in-depth understanding of the complex regulatory structure of the utility industry, as well as substantial operations experience. She currently serves as chairman, president and chief executive officer of PNM Resources and chairman and chief executive officer of Texas-New Mexico Power Company, one of PNM Resources’ regulated utilities; and previously served as president and chief operating officer (2008-2010) and as utilities president (2007-2008) of PNM Resources. From 1999-2007, Ms. Collawn held various executive level roles with Xcel Energy, Inc. (and its subsidiaries), including president and chief executive officer of Public Service Company of Colorado; president of customer & field operations; and president of retail services. She also worked, among other roles, as vice president of marketing & sales for Arizona Public Service Company prior to joining Xcel Energy, Inc.; and she began her professional career as brand manager for the Quaker Oats Company in 1984. Ms. Collawn currently serves as an independent director of CTS Corporation, a publicly traded designer and manufacturer of sensors, actuators and electronic components for various industries; and her former board affiliations include Northern States Power Company and Public Service Company of Colorado. Additionally, she is serving as chairman of the Electric Power Research Institute, an independent, non-profit center for public interest energy and environmental research, including sustainability and carbon reduction matters; and she previously served as the first female chairman of the board of directors of the Edison Electric Institute, a national association of investor-owned electric companies. Ms. Collawn earned her Master of Business Administration degree from Harvard Business School and has a Bachelor of Arts degree from Drake University.

About Equitrans Midstream Corporation

Equitrans Midstream Corporation (ETRN) has a premier asset footprint in the Appalachian Basin and is one of the largest natural gas gatherers in the United States. With a rich 135-year history in the energy industry, ETRN was launched as a standalone company in 2018 and, through its subsidiaries, has an operational focus on gas gathering systems, transmission and storage systems, and water services assets that support natural gas producers across the Basin. ETRN is helping to meet America’s growing need for clean-burning energy, while also providing a rewarding workplace and enriching the communities where its employees live and work. ETRN owns the non-economic general partner interest and a majority ownership of the limited partner interest in EQM Midstream Partners, LP.

For more information on Equitrans Midstream Corporation, visit www.equitransmidstream.com

Analyst/Investor inquiries:

Nate Tetlow — Vice President, Corporate Development and Investor Relations

412-553-5834

ntetlow@equitransmidstream.com

Media inquiries:

Natalie A. Cox — Communications & Corporate Affairs

412-395-3941

ncox@equitransmidstream.com

Source: Equitrans Midstream Corporation

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